As filed with the Securities and Exchange Commission on July 10, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CURAGEN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1331400
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer (Identification No.)

322 East Main Street, Branford, Connecticut	06405
(Address of Principal Executive Offices)	(Zip Code)

CuraGen Corporation 2007 Stock Incentive Plan

(Full Title of the Plan)

Frank M. Armstrong, M.D.

President and Chief Executive Officer

CuraGen Corporation

322 East Main Street

Branford, Connecticut 06405

(Name and Address of Agent For Service)

(203) 481-1104

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share (including the associated Preferred Stock Purchase Rights)	3,000,000 shares(2)	$2.00(3)	$6,000,000(3)	$184.20

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Consists of 3,000,000 shares issuable under the Registrant’s 2007 Stock Incentive Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on July 5, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

CuraGen Corporation (referred to in this registration statement as “we”, “us”, “CuraGen” and/or the “Registrant”) is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) Our latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for our latest fiscal year for which such statements have been filed.

(b) All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the securities contained in our registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Wilmer Cutler Pickering Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, subject to certain exceptions. Our Restated Certificate of Incorporation, as amended (the “Restated Certificate”), provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of his fiduciary duties as a director, except for liability (i) for any breach of his duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which he derived an improper personal benefit. The Restated Certificate also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The DGCL also allows a corporation to indemnify its directors, officers, employees and agents, as well as persons serving in certain other positions at the request of the corporation, against amounts paid and expenses incurred in connection with an action or proceeding to which such persons are or are threatened to be made a party by reason of their position with, or service at the request of, the corporation. Indemnification is permitted if the person in question acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, a person shall not be indemnified with respect to any matter as to which such he shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our Amended and Restated Bylaws (the “Restated Bylaws”) and the Restated Certificate provide that the we shall indemnify our directors and officers to the fullest extent permitted by Delaware law (except in the case of certain suits that are initiated by a director or officer) and advance expenses to such directors or officers to defend any action for which rights of indemnification are provided. In addition, the Restated Certificate and Restated Bylaws permit us, but do not require us, to grant such rights to our employees and other agents.

The Restated Bylaws also provide that we may purchase insurance on behalf of any person whom we are required or permitted to indemnify. We currently maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

The indemnification provisions contained in the Restated Certificate and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

1. Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Branford, State of Connecticut, on the 10th day of July, 2007.

CURAGEN CORPORATION

By:	/s/ Frank M. Armstrong
Frank M. Armstrong, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of CuraGen Corporation, hereby severally constitute Frank M. Armstrong and David M. Wurzer, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable CuraGen Corporation to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Frank M. Armstrong	President and Chief Executive Officer	July 10, 2007
Frank M. Armstrong, M.D.	(Principal executive officer)

/s/ David M. Wurzer	Executive Vice President,	July 10, 2007
David M. Wurzer	Chief Financial Officer and Treasurer (Principal financial and accounting officer)

/s/ Vincent T. DeVita, Jr., M.D.	Director	July 10, 2007
Vincent T. DeVita, Jr., M.D.

/s/ David R. Ebsworth, Ph.D.	Director	July 10, 2007
David R. Ebsworth, Ph.D.

Director
John H. Forsgren

/s/ James J. Noble, M.A., F.C.A.	Director	July 10, 2007
James J. Noble, M.A., F.C.A.

Director
Robert E. Patricelli, J.D.

/s/ Patrick J. Zenner	Director	July 10, 2007
Patrick J. Zenner

INDEX TO EXHIBITS

Exhibit Number	Description	Filed With This Form S-8	Form	Filing Date With SEC	Exhibit Number	SEC File Number
4.1*	Restated Certificate of Incorporation		S-1	3/13/98	3.3	333-38051

4.2*	Certificate of Amendment of the Restated Certificate of Incorporation		10-Q	8/12/03	3.2	000-23223

4.3*	Certificate of Designation, Series A Junior Participating Preferred Stock		10-K	3/26/03	3.3	000-23223

4.4*	Amended and Restated Bylaws		10-Q	11/4/05	4.1	000-23223

4.5*	Stockholder Rights Agreement between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, dated as of March 27, 2002		10-K	4/1/02	4.4	000-23223

5	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant	X

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5)	X

23.2	Consent of Independent Registered Public Accounting Firm	X

24	Power of Attorney (included on signature page of this registration statement)	X

*	Incorporated herein by reference.